EXHIBIT 5
(Form S-8)

February 1, 2005

OshKosh B'Gosh, Inc.
112 Otter Avenue
Oshkosh, Wisconsin 54901

Gentlemen:

We are providing this opinion in connection with the Registration Statement of OshKosh B'Gosh, Inc. (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale of up to 1,350,000 shares of Class A Common Stock, one cent ($.01) par value, of the Company (the "Shares") pursuant to the OshKosh B'Gosh, Inc. 2004 Incentive Stock Plan (the "Plan"). We have examined (i) the Registration Statement; (ii) the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) corporate proceedings relating to the adoption of the Plan and the issuance of the Shares; and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based upon the foregoing, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

2. The Shares to be sold from time to time pursuant to the Plan, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act. Steven R. Duback, a partner in our firm, is the Corporate Secretary and a director of the Company.
Very truly yours,
/s/
QUARLES & BRADY LLP